Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re: MODIVCARE INC., et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 25-90309 (ARP) (Jointly Administered)
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ORDER (I) CONFIRMING SECOND AMENDED

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

MODIVCARE INC. AND ITS DEBTOR AFFILIATES AND (II) DENYING

MOTIONS OF OFFICIAL COMMITTEE OF UNSECURED CREDITORS FOR

LEAVE, DERIVATIVE STANDING, AND AUTHORITY TO COMMENCE AND

PROSECUTE CERTAIN CAUSES OF ACTION ON BEHALF OF DEBTORS’ ESTATES

Upon the filing by ModivCare Inc. and its debtor affiliates, as debtors and debtors-in-possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), of the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates, dated as of December 5, 2025 [Docket No. 959] (as amended, modified, or supplemented from time to time in accordance with its terms, the “Plan”),2 a copy of which is attached hereto as Exhibit A; and this court (this “Court”) having previously approved the Disclosure Statement for First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 550], dated as of October 16, 2025 (as amended, modified, or supplemented from time to time in accordance with the Solicitation Procedures Order (as defined below), the “Disclosure Statement”) and procedures governing the solicitation of acceptances and rejections of the Plan, in each case pursuant to the Amended Order (A) Approving Disclosure Statement; (B) Scheduling Confirmation Hearing; (C) Establishing Related Objection and Voting Deadlines; (D) Approving Related Solicitation Procedures, Ballots, and Release Opt-Out Forms and Form and Manner of Notice; (E) Approving Procedures for Assumption of Executory Contracts and Unexpired Leases; (F) Approving Equity Rights Offering Procedures and Related Materials; and (G) Granting Related Relief [Docket No. 552] (the “Solicitation Procedures Order”); and the Debtors having served the Solicitation Packages and the Notices of Non-Voting Status and Release Opt-Out Forms (each as defined in the Solicitation Procedures Order), which included a copy of the Disclosure Statement, on the Holders of Claims and Existing Parent Equity Interests, pursuant to the Solicitation Procedures Order, as set forth in the Certificate of Service of Solicitation Materials [Docket No. 801] and the Supplemental Certificate of Service [Docket No. 816] (collectively, the “Solicitation Affidavits”); and the Debtors having filed the Notice of Filing of Plan Supplement for the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 725] (as amended, supplemented, or modified from time to time, the “First Plan Supplement”) on November 14, 2025, the Notice of Filing of Second Plan Supplement for the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 802] (as amended, supplemented, or modified from time to time the “Second Plan Supplement”) on November 24, 2025, the Notice of Filing of Third Plan Supplement for the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 961] (as amended, supplemented, or modified from time to time the “Third Plan Supplement”) on December 5, 2025, and the Notice of Filing of Fourth Plan Supplement for the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 1030] (as amended, supplemented, or modified from time to time the “Fourth Plan Supplement” and together with the First Plan Supplement, the Second Plan Supplement, and the Third Plan Supplement, the “Plan Supplement”) on December 11, 2025; and the Court having considered the Debtors’ Omnibus Brief (A) in Support of Plan Confirmation and (B) Objecting to Committee’s Motions for Standing to Pursue Claims and Lien Challenges [Docket No. 921] (the “Confirmation Memorandum”), the Declaration of Daniel B. Silvers, Investigating Director of ModivCare Inc., in Support of Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 687] (together with the Supplement Declaration of Daniel B. Silvers, Investigation Director of ModivCare Inc., in Support of Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtors Affiliates [Docket No 803], the “Silvers Declaration”), and the Declaration of Chad J. Shandler in Support of Confirmation of the Debtors’ Proposed Plan of Reorganization [Docket No. 953], and the Declaration of Zul Jamal in Support of Confirmation of Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 952]; and the court having considered the Motion of the Official Committee of Unsecured Creditors for (I) Leave, Derivative Standing, and Authority to Commence and Prosecute Certain Uptier Transaction Claims and Causes of Action on Behalf of the Debtors’ Estates and (II) Exclusive Settlement Authority [Docket No. 728], the Omnibus Motion of the Official Committee of Unsecured Creditors (I) Objecting to Claims and (II) for (A) Leave, Derivative Standing, and Authority to Commence and Prosecute Certain Lien Challenge Claims, Causes of Action on Behalf of the Debtors’ Estates and (B) Exclusive Settlement Authority [Docket No. 729], and the Official Committee of Unsecured Creditors First Supplement to Lien Challenge Motion [Docket No. 806] (collectively, the “Standing Motions”); and the Court having considered the record in the Chapter 11 Cases, the creditor support for the Plan as evidenced on the record and in the Certification of James Lee Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 916] filed on December 4, 2025, the Supplemental Certification of James Lee Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 993] filed on December 9, 2025, and the Second Supplemental Certification of James Lee Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 1018] filed on December 10, 2025, the compromises and settlements embodied in and contemplated by the Plan, the briefs and arguments regarding Confirmation of the Plan and the Standing Motions, the hearing on Confirmation of the Plan and the Standing Motions having commenced on December 8, 2025 (the “Confirmation Hearing”), and the evidence adduced at the Confirmation Hearing regarding Confirmation of the Plan and the Standing Motions; and after due deliberation:

[1]

A complete list of each of the Debtors in the Chapter 11 Cases and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ claims and noticing agent at https://www.veritaglobal.net/ModivCare. Debtor ModivCare Inc.’s principal place of business and the Debtors’ service address in the Chapter 11 Cases is 6900 E. Layton Avenue, Suite 1100 & 1200, Denver, Colorado 80237.

[2]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

IT IS HEREBY FOUND AND DETERMINED THAT:

A.    The findings and conclusions set forth in this order (this “Confirmation Order”) and in the record of the Confirmation Hearing constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such. The Debtors are eligible to be debtors under section 109 of the Bankruptcy Code and, pursuant to the Local Bankruptcy Rules, the Debtors consent to entry of a final order by the Court in accordance with the terms set forth herein to the extent that it is later determined that this Court, absent consent of the parties, cannot enter final orders or judgments consistent with Article III of the United States Constitution. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

B.    This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334, and the Order of Reference to Bankruptcy Judges from the United States District Court for the Southern District of Texas, dated May 24, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto.

C.    Each of the Debtors has met the burden of proving that the Plan satisfies the requirements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence.

D.    The Plan was solicited in good faith and in compliance with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. As is evidenced by the Solicitation Affidavits, the transmittal and service of the Plan, the Disclosure Statement, the Solicitation Packages, and the Notices of Non-Voting Status and Release Opt-Out Forms complied with the Solicitation Procedures Order and was adequate and sufficient under the circumstances. All parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Solicitation Procedures Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and applicable non-bankruptcy law, and such parties have had a full and fair opportunity to appear and be heard with respect thereto. No additional or further notice is required under the circumstances.

E.    The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, this Court has considered the totality of the circumstances of the Chapter 11 Cases, and found that all constituencies acted in good faith. The Plan is the result of extensive, good faith, arm’s length negotiations among the Debtors and their principal constituencies.

F.    With respect to each Debtor, the votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Solicitation Procedures Order.

G.    The Holders of First Lien Claims (Class 3) and the Holders of General Unsecured Claims (Class 4) (each a “Voting Accepting Class” and together the “Voting Accepting Classes”) have voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code.

H.    Each Voting Accepting Class is impaired within the meaning of section 1124 of the Bankruptcy Code. Because at least one impaired Class has voted to accept the Plan without including any acceptance of the Plan by any insider, section 1129(a)(10) of the Bankruptcy Code is satisfied.

I.    The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis set forth in Exhibit C to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing establishes that each Holder of a Claim or Interest in an Impaired Class either has accepted the Plan or will receive or retain under the Plan, on account of such Allowed Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

J.    Holders of Subordinated Unsecured Notes Claims (Class 5) have voted to reject the Plan in accordance with section 1126(c) of the Bankruptcy Code. The Holders of Subordinated Claims (Class 7) and the Existing Parent Equity Interests (Class 9) are deemed to have rejected the Plan (Class 5, Class 7, and Class 9, each a “Rejecting Class” and, collectively, the “Rejecting Classes”). The Court finds, based on the record of the Chapter 11 Cases and the evidence presented and adduced at the Confirmation Hearing, that the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because (i) no Holder of any Claim or Interest that is junior to the interests represented by the Rejecting Classes will receive or retain any property under the Plan on account of such junior Claim or Interest and (ii) no Holder of a Claim in a Class senior to the Rejecting Classes is receiving more than 100% recovery on account of its Claim. Thus, the Plan may be confirmed notwithstanding the rejection of the Plan by the Rejecting Class.

K.    The classification of Claims and Interests under the Plan is proper and satisfies the requirements of the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims (including Professional Fee Claims), DIP Claims, Priority Tax Claims, and statutory fees, which are addressed in Article II of the Plan and which have not been classified in accordance with section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

L.    The Court finds, based on the record of the Chapter 11 Cases and the evidence presented and adduced at the Confirmation Hearing that the Debtor Release provided pursuant to Section 10.6(a) of the Plan represents a sound exercise of the Debtors’ business judgment, was negotiated in good faith and at arms’ length, and formed an essential part of the agreement among the parties participating in the negotiation and formulation of the Plan. In addition, for the reasons set forth in the Confirmation Memorandum and the evidence adduced at the Confirmation Hearing, the Third-Party Release provided pursuant to Section 10.6(b) of the Plan is consensual and binding on all creditors to the extent set forth therein and herein. All impaired creditors were given an opportunity to “opt out” of such release in accordance with the Plan and the Solicitation Procedures Order. Moreover, the Released Parties played an integral role in the formulation of the Plan, have made significant contributions that are essential to the Plan’s success, and have expended significant time and resources analyzing and negotiating the Plan and the issues presented by the Debtors’ prepetition capital structure. Accordingly, the Court finds, based on the record of the Chapter 11 Cases and the evidence presented and adduced at the Confirmation Hearing, that the releases provided pursuant to Section 10.6 of the Plan are: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims and Causes of Action released by the Plan; (ii) in the best interests of the Debtors and their Estates; (iv) fair, equitable, and reasonable under the circumstances; and (v) given and made after due notice and opportunity for hearing.

M.    The exculpation provided by Section 10.7 of the Plan for the benefit of the Exculpated Parties (the “Exculpation”) is appropriate under applicable law, including In re Highland Capital Mgmt., L.P., 48 F.4th 419 (5th Cir. 2022), because it is an integral part of a Plan, supported by the evidence in the record at the Confirmation Hearing, proposed in good faith, formulated following extensive good faith, arm’s-length negotiations with key constituents, and appropriately limited in scope to the parties that served as fiduciaries in the Chapter 11 Cases. The Exculpation, including its carve-out for willful misconduct, actual fraud, and gross negligence, is consistent with the applicable law and established practice in this jurisdiction and others.

N.    The Court finds that the relief requested by the Committee in the Standing Motions should be denied on the merits for the reasons more fully set forth by the Court on the record at the Confirmation Hearing.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

 I.       Confirmation of the Plan

1.       The Plan is confirmed pursuant to section 1129 of the Bankruptcy Code.

2.    Any and all objections to Confirmation of the Plan that have not been resolved, withdrawn, waived, or settled and all reservations of rights included therein, are overruled on the merits and for the reasons set forth on the record at the Confirmation Hearing. Notwithstanding the foregoing, the rights and objections of any party that properly Filed and served an objection to the assumption, or assumption and assignment, of its Executory Contract or Unexpired Lease, including (without limitation) an objection regarding the amount of its proposed Cure Claim (such amount, as set forth on the applicable Assumption Notice (as defined in the Solicitation Procedures Order), the “Proposed Cure”) or the applicable Debtor’s ability to provide adequate assurance of future performance are reserved. Any dispute (an “Assumption Dispute”) regarding the assumption, or assumption and assignment, of the applicable Executory Contract or Unexpired Lease, including (without limitation), the Proposed Cure or the applicable Debtor’s ability to provide adequate assurance of future performance, shall be resolved in accordance with paragraph 36 of this Confirmation Order.

3.    The Debtors and the Reorganized Debtors (as applicable) are authorized to take all actions required under the Plan and to effectuate the Plan and the transactions contemplated therein. The terms of the Plan, the Plan Supplement, the Definitive Documents, and the exhibits and schedules thereto are incorporated by reference into, and are an integral part of, this Confirmation Order. The terms of the Plan, the documents contained in the Plan Supplement, Definitive Documents, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date. The failure to include or reference any particular provision of the Plan or Plan Supplement in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety and such provisions shall have the same binding effect, enforceability, and legality as every other provision of the Plan. Each term and provision of the Plan, as it may have been altered or interpreted by the Court, is valid and enforceable pursuant to its terms.

4.    The terms of the Plan and all transactions contemplated by the Plan, shall be effective and binding as of the Effective Date. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update or modify the Plan Supplement, the Definitive Documents, and any documents contained therein up until, and through, the Effective Date. The failure to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, the Definitive Documents, or any related document in this Confirmation Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision, which are approved in their entirety.

5.    This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan. Pursuant to the applicable provisions of the corporate and limited liability company laws of the states where the Debtors are organized, other applicable non-bankruptcy law, and section 1142(b) of the Bankruptcy Code, no action of the respective directors or stockholders of the Debtors shall be required to authorize the Debtors or the Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any Definitive Documents, contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with implementation of the Plan.

6.    Subject to payment of any applicable filing fees under applicable non-bankruptcy law, each federal, state, commonwealth, local, foreign or other governmental agency shall accept for filing and/or recording any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Confirmation Order. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with the Plan shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and this Confirmation Order hereby directs the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (a) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (b) the making, assignment, or recording of any lease or sublease, (c) any of the Restructuring Transactions authorized by the Plan, and (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including: (i) any merger agreements; (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (iii) bills of sale; or (iv) assignments executed in connection with any of the Restructuring Transactions.

7.     The compromises and settlements set forth in the Plan are approved pursuant to Bankruptcy Rule 9019.

8.    The assumption, on and as of the Effective Date, by the Debtors of all (a) existing Employee Plans and (b) all insurance policies (including, without limitation the D&O Policies) to which any Debtor is a party as of the Effective Date, as set forth in the Plan, is hereby approved.

9.    For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the following provisions in the Plan are hereby approved in full and will be effective immediately on the Effective Date without further order or action by this Court, any of the parties to such release, or any other Person or Entity: (a) Releases by the Debtors (Section 10.6(a)); (b) Releases by Holders of Claims and Interests (Section 10.6(b)); (c) Exculpation (Section 10.7); and (d) Permanent Injunction (Section 10.5).

10.    The amendments and modifications to the solicitation version of the First Amended Joint Chapter 11 Plan of ModivCare Inc. and its Debtor Affiliates [Docket No. 465] since the filing thereof, including as reflected and incorporated into the Plan, are shown in the redline filed with the Court on December 5, 2025 [Docket No. 960, Exhibit A]. Adequate and sufficient notice of such amendments and modifications (collectively, the “Subsequent Plan Modifications”) has been given. The Subsequent Plan Modifications do not individually, or in the aggregate, materially or adversely affect or change the treatment of any Claim against, or interest in, any of the Debtors. Accordingly, no other or further notice, disclosure under section 1125 of the Bankruptcy Code, nor resolicitation of votes under section 1126 of the Bankruptcy Code, is or shall be required and such Subsequent Plan Modifications are approved in full in accordance with section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019(a). The Plan, as modified by the Subsequent Plan Modifications, is deemed accepted by all creditors who have previously accepted the Plan and the Subsequent Plan Modifications do not require that Holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. All rights of the Debtors or the Reorganized Debtors to modify the Plan and the documents that comprise the Plan Supplement, in accordance with the terms thereof, are reserved.

11.    Pursuant to section 1141 of the Bankruptcy Code and the other applicable provisions of the Bankruptcy Code, effective as of the Effective Date, the provisions of the Plan shall be binding on (a) the Debtors and the Reorganized Debtors, (b) all Holders of Claims against, and Interests in, the Debtors, whether or not Impaired under the Plan and whether or not such Holders have accepted or rejected the Plan or affirmatively voted to reject the Plan, (c) each Person or Entity receiving, retaining or otherwise acquiring property under the Plan, and (d) any non-Debtor party to an Executory Contract or Unexpired Lease with the Debtors.

12.    The applicable Debtors or Reorganized Debtors are authorized to consummate the Restructuring Transactions described in or contemplated by Section 5.1 of the Plan, subject to the terms and conditions set forth therein, in this Confirmation Order and in the Definitive Documents.

13.    The existing directors of ModivCare in their capacities as such will be deemed to have resigned as directors of ModivCare on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

14.    Except as otherwise provided in the Plan, the Exit Facilities Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any asset or property of the Debtors shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, free and clear of such mortgages, deeds of trust, Liens, pledges, or other security interests and without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

15.    The Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Effective Date Notice”), upon (a) all parties listed in the creditor matrix maintained by the Solicitation Agent (as defined in the Solicitation Procedures Order) and (b) such additional persons and entities as deemed appropriate by the Debtors, no later than five (5) business days after the Effective Date. The Debtors shall cause a copy of the Effective Date Notice to be published in The New York Times or a similar publication of national circulation within seven (7) business days after the Effective Date.

II.      Dissolution of the Committee

16.    On the Effective Date, the current and former members of the Committee, and their respective officers, employees, attorneys, financial advisors, and other agents, will be released from all further authority, duties, responsibilities and obligations related to, and arising from, and in connection with, the Chapter 11 Cases and the Committee will dissolve; provided, however, that following the Effective Date, the Committee will continue in existence and have standing and a right to be heard for the following limited purpose of pursuing the payment in full in Cash of Professional Fee Claims and filing and prosecuting fee applications, including any final fee applications, Filed pursuant to sections 330 and 331 of the Bankruptcy Code.  Following the completion of the Committee’s remaining duties set forth above, the Committee will be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants and other agents will terminate without further notice to, or action by, any Entity.  For the avoidance of doubt, nothing set forth herein shall permit any professional engaged by the Committee or the Debtors to seek payment of an Administrative Claim  from either the Debtors’ estates or the Reorganized Debtors for (a) any fees incurred in defending any fee applications or (b) otherwise in connection with any objection to such fees or fee applications, in each case, without further order from the Court.

III.      The Exit Facilities

17.    The Debtors and Reorganized Debtors, as applicable, are hereby authorized to enter into, and take such actions as necessary or desirable to perform under, the Exit Facilities and, in each case, the Exit Facilities Documents, all documents or agreements related thereto, including the payment or reimbursement of any fees, indemnities and expenses under or pursuant to any such documents and agreements in connection therewith. Upon the closing of the Exit Facilities, the lenders under the Exit Facility thereunder shall have valid, binding, perfected and enforceable Liens on the collateral specified in the Exit Facilities Documents with the priority set forth in the Exit Facilities Documents, and subject only to such Liens and security interests as may be permitted under the Exit Facilities Documents, and the Debtors and Reorganized Debtors are hereby authorized to make any and all filings and recordings necessary or desirable in connection with such Liens.

18.    The obligations, guarantees, mortgages, pledges, Liens and other security interests granted pursuant to or in connection with the Exit Facilities are granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the lenders under the Exit Facilities to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance or recharacterization.

IV.     Administrative Claims Bar Date

19.    Except as otherwise provided in the DIP Orders, the Order Establishing (A) Bar Dates and Related Procedures for Filing Proofs of Claim, (B) Approving the Form and Manner of Notice Thereof, and (C) Granting Related Relief [Docket No. 66], or the Plan, requests for payment of Administrative Claims must be filed with the Court and served on the Debtors or Reorganized Debtors (as the case may be) and the Solicitation Agent within thirty (30) days from the date of service of the Effective Date Notice. Such proof of Administrative Claim must include at a minimum: (a) the name of the applicable Debtor that is purported to be liable for the Administrative Claim and if the Administrative Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (b) the name of the Holder of the Administrative Claim; (c) the asserted amount of the Administrative Claim; (d) the basis of the Administrative Claim; and (e) supporting documentation for the Administrative Claim; provided, however, that the foregoing shall not apply to the Holders of Claims arising under section 503(b)(1)(D) of the Bankruptcy Code or the United States Trustee as the Holder of Administrative Claims. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED.

V.     Resolution of Other Matters.

20.    Treatment of ASIC and Applied Surety Bond Agreements.3 Notwithstanding any other provisions of the Plan, Plan Supplement, this Confirmation Order or any other Order of the Bankruptcy Court in the Chapter 11 Cases, on the Effective Date, any rights and obligations arising under or with respect to: (a) the Surety Bonds; (b) any Surety Bond Indemnity Agreements; (c) any Surety collateral, including, without limitation, cash, letters of credit, and/or the proceeds of any such collateral (the “Surety Collateral”); and (d) any Surety agreements governing Surety Collateral (items (a), (b), (c), and (d) collectively, the “ASIC and Applied Surety Bond Agreements”) shall be deemed reaffirmed and ratified by the applicable Reorganized Debtors and Surety Bond Indemnitors, shall continue in full force and effect, and the rights and obligations thereunder and with respect thereto shall not be altered, modified, discharged, enjoined, impaired or released by the Plan, any Plan Supplement, or this Confirmation Order. For the avoidance of doubt, nothing in the Plan, Plan Supplement or this Confirmation Order or any Order entered in the Chapter 11 Cases, including, without limitation, any exculpation, release, injunction, exclusions and discharge provision contained in Article X of the Plan, shall bar, alter, limit, impair, release, modify or enjoin any rights and obligations of the parties under the ASIC and Applied Surety Bond Agreements or applicable law. Surety is deemed to have opted out of any release provisions of the Plan that apply or could be interpreted to apply to Surety. Solely to the extent any of the ASIC and Applied Surety Bond Agreements are deemed to be one or more executory contracts, any such agreements are deemed assumed by the Debtors and the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code effective as of the Effective Date with the consent of the Surety. If on and after the Effective Date any one of the ASIC and Applied Surety Bond Agreements ceases to be in effect solely as a result of a determination by a court of competent jurisdiction that such agreements are non-assumable under applicable bankruptcy law, any such ASIC and Applied Surety Bond Agreements shall be deemed reinstated or ratified on the terms of such Surety Bond Agreement that existed immediately prior to the Effective Date and the Reorganized Debtors will take reasonable steps to execute such documents as may be necessary to effect the reinstatement of such ASIC and Applied Surety Bond Agreements on such terms that existed immediately prior to the Effective Date. Nothing in the Plan, Plan Supplement, Confirmation Order or any Order entered in the Chapter 11 Cases shall affect in any way the Surety’s rights against any non-Debtor, or any non-Debtor’s rights against the Surety, including under any ASIC and Applied Surety Bond Agreement.

[3]	For purposes of this paragraph, these definitions shall be applicable:

“Applied” means Applied Surety Underwriters, and/or any of the companies for which Applied Surety Underwriters underwrites surety bonds, including, without limitation, SiriusPoint America Insurance Company.

“ASIC means Atlantic Specialty Insurance Company.
“Surety” means each of Applied or ASIC. “Sureties” means ASIC and Applied.
“Surety Bonds” means those certain surety bonds issued by Surety, prior to and after the Petition Date, on behalf of certain of the Debtors.
“Surety Bond Indemnitors” means those certain Debtors party to the ASIC and Applied Surety Bond Agreements.

“Surety Bond Indemnity Agreements” means those certain indemnity agreements and/or related agreements, including without limitation, agreement regarding collateral entered into prior to and/or after the Petition Date, in the ordinary course of business, by certain of the Debtors and Surety.

21.    Treatment of Chubb Surety Bond Agreements. Notwithstanding anything to the contrary in the Plan, Restructuring Support Agreement, any other document related to any of the foregoing, or any other order of this Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers this Court jurisdiction, or requires a party to opt out of any releases) (for purposes of this section, the “Plan Documents”), nothing in the Plan Documents shall in any way prime, discharge, impair, modify, subordinate or affect the rights of Westchester Fire Insurance Company, Federal Insurance Company and/or their past, present or future affiliated sureties (each as surety in its role as an issuer of bonds, individually and collectively referred to herein as “Chubb Surety”) as to:

(a)

surety bonds or similar instruments issued or executed by Chubb Surety on behalf of any of the Debtors and/or non-debtor affiliates (collectively, and together with those bonds or similar instruments in which any of the Reorganized Debtors is becoming the principal, as set forth in paragraph 22(a), below (the “Chubb Bonds”), all of the obligations under each and every one of the Chubb Bonds shall hereafter be referred to individually and collectively as the “Chubb Bonded Obligations”); provided, however, that the Chubb Bonds and Chubb Bonded Obligations shall be recognized and enforced consistent with applicable nonbankruptcy law;

(b)

any indemnity agreement executed by any Debtor and/or non-debtor affiliates, including but not limited to the Agreement of Indemnity executed by Charter LCI Corporation and LogistiCare, Inc. (now Debtor ModivCare Solutions, LLC) on or about February 6, 2007, and the Agreement of Indemnity executed by Providence Service Corporation (now Debtor ModivCare Inc.) on or about February 21, 2008, as well as an Agreement of Indemnity executed by Debtors ModivCare Solutions, LLC and ModivCare Inc. on or about September 2, 2025, (the “Indemnity Agreements”);

(c)

any funds or instruments the Surety is holding and/or that are being held for or for the benefit of the Surety presently or in the future, including but not limited to cash collateral totaling $7,360,000.00 procured pursuant to certain cash collateral agreements between the Debtors and Chubb Surety (the “Cash Collateral Agreements”), whether in trust, as security, or otherwise, including any payments the Surety receives from an indemnitor or proceeds due or to become due to any of the Debtors or their non-debtor affiliates in relation to contracts or obligations for which the Surety has issued or may in the future issue any bond or related instrument, including any Bond; provided, however, that any use, application, or retention of such funds shall be in accordance with the Cash Collateral Agreements and Indemnity Agreements, and/or as otherwise permitted by applicable nonbankruptcy law;

(d)

any rights, remedies and/or defenses Chubb Surety may now or in the future have with respect to any and all Chubb Bonds and/or related instruments issued and/or executed by Chubb Surety on behalf of any of the Debtors and/or their non-Debtor affiliates to the extent set forth in the Chubb Surety Documents (as defined below) and/or otherwise permitted by applicable nonbankruptcy law;

(e)

current or future setoff and/or recoupment rights and/or the lien rights and/or trust fund claims of Chubb Surety or any party to whose rights Chubb Surety has or may be subrogated as related to any Chubb Bonded Obligations, and/or any existing or future subrogation or other common law rights of Chubb Surety to the extent set forth in the Chubb Surety Documents and/or otherwise permitted by applicable nonbankruptcy law; and

(f)

any related documents (together with the Chubb Bonds, Indemnity Agreements, and the Cash Collateral Agreements, collectively, the “Chubb Surety Documents”), as well as, any and all subrogation rights, all of which are neither affected nor impaired by the Plan Documents.

22.	Notwithstanding anything in the Plan Documents to the contrary:

(a)

any and all active Chubb Bonds in place as of the Effective Date shall survive the Effective Date and one or more of the Reorganized Debtors (“Assuming Reorganized Debtor”) shall become the principal on the Chubb Bonds in lieu of the current principal or principals as of the Effective Date;

(b)

the Indemnity Agreements, Cash Collateral Agreements and Chubb Bonds shall be assumed by one or more of the Assuming Reorganized Debtors and assigned to the Assuming Reorganized Debtor and, Chubb Surety shall be entitled to reasonable and documented attorneys’ fees and costs and, without duplication, any cure amounts, without having to file an administrative claim, request for payment, cure objection, or fee application; provided, that (i) any such cure amounts shall be limited to those incurred and payable in accordance with the Chubb Surety Documents and applicable law, (ii) shall be supported by reasonably detailed invoices and documentation, which may be redacted as to privilege, and (iii) any cure amounts that remain outstanding as of the Effective Date shall become the obligation of the Assuming Reorganized Debtor;

(c)

on and after the Effective Date, the Assuming Reorganized Debtor shall comply with all obligations of the Debtors relating to the Chubb Bonds under the Indemnity Agreements as if the Reorganized Debtor had executed the Indemnity Agreements;

(d)

Chubb Surety may, amend the Chubb Bonds and/or Indemnity Agreements to name the Assuming Reorganized Debtor and/or require the Assuming Reorganized Debtor to execute a new indemnity agreement; provided, that any such amendments or new agreements shall be limited to those reasonably necessary to reflect the change in principal and maintain the existing risk profile, and shall not impose materially more onerous terms than existed immediately prior to the Effective Date absent the Assuming Reorganized Debtor’s consent; and

(e)

Chubb Surety reserves all of its rights to modify, amend, extend, and/or cancel any and all of the active Chubb Bonds as permitted by the Chubb Surety Documents and/or under applicable law; provided, that any such action shall be consistent with the terms of the applicable Bond; provided, further, that Chubb Surety has no obligation to issue or execute any new bonds on behalf of any entity, or to extend, modify, renew or increase the amount of any Chubb Bonds, except as expressly agreed to in writing.

23.    Nothing in the Plan Documents, or any documents related to the foregoing, shall prime or otherwise impact: (a) current or future setoff and/or recoupment rights and/or the lien rights and/or trust fund claims of Chubb Surety or any party to whose rights Chubb Surety has or may be subrogated as it relates to Chubb Bonded Obligations and/or (b) any existing or future subrogation or other common law rights of Chubb Surety. For the avoidance of doubt, Section 6.16 of the Plan (Satisfaction of Claims) shall not apply to Chubb Surety. For the avoidance of doubt, Section 8.1(a) of the Plan (assumption of executory contracts on the effective date) shall not apply to Chubb Surety. For the avoidance of doubt, Section 10.5(d) (injunction as to setoff or recoupment) shall not apply to Chubb Surety or its bond beneficiaries. Notwithstanding any other provision in the Plan Documents to the contrary, if a claim or claims is or are asserted against any of the Chubb Bonds, then the Surety shall be granted reasonable access to, and may make copies of, any books and records that may be held by the Debtors and/or the Reorganized Debtors relating to any such claim; provided, that such access shall be upon reasonable prior notice, subject to customary confidentiality obligations, and limited to materials reasonably necessary to evaluate, defend, or resolve the specific claim asserted. To the extent the Effective Date does not occur, this paragraph 23 will be of no force and effect, and the parties’ rights are reserved; provided, that nothing in any other section of this Confirmation Order shall negate any of the rights of Chubb Surety or of any of the obligees under any of the Chubb Bonds.

24.    Treatment of the Chubb Insurance Program. Notwithstanding anything to the contrary in the Definitive Documents, Restructuring Support Agreement, any other document related to any of the foregoing, or any other order of the Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Court jurisdiction, or requires a party to opt out of any releases):

(a)

on the Effective Date, all of the insurance policies which have been issued by ACE American Insurance Company, Federal Insurance Company and any of their respective U.S.-based affiliates and predecessors (together with ESIS, Inc., and solely in their capacities as insurers and third party administrators, the “Chubb Companies”) to, or which provide coverage to, any of the Debtors (or any of their predecessors) at any time and for any line of coverage (collectively and together with any agreements, documents or instruments related thereto entered into by, or issued for the benefit of, the Chubb Companies, and each as amended, modified or supplemented and including any exhibit or addenda thereto, the “Chubb Insurance Program”) shall be assumed in their entireties by the applicable Debtors and the Reorganized Debtors pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms and shall survive unimpaired under the Plan;

(b)

on and after the Effective Date, the Reorganized Debtors shall become and remain jointly and severally liable in full for all of their and the Debtors’ obligations under the Chubb Insurance Program regardless of whether such obligations arise before or after the Effective Date and without the requirement or need for the Chubb Companies to file a Proof of Claim or an Administrative Claim, Cure Claim, object to any cure amount, or file a motion for setoff or recoupment;

(c)

nothing (including Article VIII, Sections 8.5 and 8.6 of the Plan or any corresponding paragraphs of this Confirmation Order) shall alter or modify the terms and conditions of the Chubb Insurance Program, and any rights and obligations thereunder shall be determined in accordance with the terms thereof and applicable non-bankruptcy law;

(d)

except as set forth in the Chubb Insurance Program, nothing shall permit or otherwise effectuate a sale, assignment or other transfer of the Chubb Insurance Program and/or any rights, benefits, claims, proceeds, rights to payment, or recoveries under and/or relating to the Chubb Insurance Program, or any collateral provided on account of the Chubb Insurance Program, without the prior express written consent of the Chubb Companies;

(e)

the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article X, Section 10.5 of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (i) claimants with valid workers’ compensation or direct action claims against the Chubb Companies under applicable non-bankruptcy law to proceed with their claims; (ii) the Chubb Companies to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court: (1) workers’ compensation claims, (2) claims where a claimant asserts a direct claim against the Chubb Companies under applicable non-bankruptcy law, (3) claims where an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunction set forth in Article X, Section 10.5 of the Plan to proceed with its claim; and (4) all costs in relation to each of the foregoing; (iii) the Chubb Companies to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the Chubb Insurance Program, in such order as the Chubb Companies may determine in accordance with and subject to the terms and conditions of the Chubb Insurance Program; and (iv) the Chubb Companies to cancel the Chubb Insurance Program, and take other actions relating thereto (including effectuating a setoff or recoupment) in accordance with and subject to the terms and conditions of the Chubb Insurance Program and applicable non-bankruptcy law; provided, however, that the Debtors, the Reorganized Debtors and Chubb Companies reserve all of their respective rights and defenses, if any, under applicable non-bankruptcy law and the Chubb Insurance Program to the extent Chubb Companies takes any action permitted by this sub-paragraph (e)(iv); and

(f)

nothing in the second paragraph of Article X, Section 10.5 of the Plan or any corresponding paragraph of this Confirmation Order requires, precludes and/or prohibits the Chubb Companies to or from administering, handling, defending, settling and/or paying claims covered by the Chubb Insurance Program in accordance with and subject to the terms and conditions of the Chubb Insurance Program and/or applicable non-bankruptcy law.

For the avoidance of doubt, nothing herein expands, limits or affects the rights of the Chubb Companies under the Chubb Insurance Program.

25.    Treatment of the Endurance Insurance Programs. Notwithstanding anything to the contrary in this Confirmation Order, the Plan, or any related Assumption Notice, the policies issued by Endurance American Specialty Insurance Company (“Endurance”), including but not limited to two Healthcare Professional Services Liability, General Liability, and Employee Benefits Liability Policies issued to non-Debtor OEP AM Holdings, LLC, bearing Policy Nos. HLA100148512500 and HLA100148512501 (the “Policies”), which include a number of Debtors as additional insureds, shall be assumed solely to the extent of the applicable Debtors’ remaining rights thereunder. In conformance with Debtors’ cure obligations, Debtors shall pay $42,901.17 to Endurance within thirty (30) days of the Effective Date. Further, as allowed by the Insurance Order, Debtors or Reorganized Debtors (as applicable) shall timely pay all deductibles and other amounts due under the Policies as they come due, and Endurance is authorized to pay defense costs and other amounts under the Policies pursuant the terms of the Policies. Nothing contained in the Plan or this Confirmation Order shall alter, modify, or amend any terms and conditions in the Policies or the rights and obligations of the Debtors, Reorganized Debtors or Endurance thereunder (including any defenses to coverage) and, for the avoidance of doubt, Endurance shall not be required to pay or satisfy any amounts in excess of any amounts required by any of the applicable Policies or to cover or pay any claims or costs that Endurance would otherwise not pay under the Policies.

26.    Treatment of the Humana Insurance Programs. As to Humana Inc., Humana Insurance Company, Humana Medical Plan, Inc., Humana Insurance Company of Florida, Inc., and their affiliates (“Humana”) and the Debtors, nothing in the Plan, this Confirmation Order, or related Plan documents shall enjoin or impair any statutory or common law setoff rights as recognized in section 553 of the Bankruptcy Code and applicable bankruptcy and nonbankruptcy law, or the recoupment rights of Humana or the Debtors in their contracts. All such setoff and recoupment rights of Humana and the Debtors are preserved and are not required to have been asserted prior to the Confirmation Date. For all Humana contracts assumed under the Plan, in lieu of cure, all obligations due and unpaid under the contracts accruing prior to the Effective Date shall be unimpaired and will be paid or collected in the ordinary course of business.

27.    Humana shall not be considered a Releasing Party or a Released Party. Notwithstanding anything to the contrary in the Plan, this Confirmation Order, or related Plan documents, nothing therein shall be deemed as a waiver or relinquishment of any rights, claims, causes of action, rights of setoff or recoupment, or other legal or equitable claims or defenses that Humana and the Debtors and Reorganized Debtors may have under bankruptcy or non-bankruptcy law in connection with any claims, liabilities, or causes of action arising from any Humana contract.

28.    Elevance Health, Inc. On the Effective Date, all of the Agreements (as that term is defined in the Limited Objection of Elevance Health, Inc. to Assumption or Assumption and Assignment of Executory Contracts [Docket. No. 749] (the “Elevance Cure Objection”)) and any other agreements between Elevance Health, Inc. or its direct or indirect affiliates and subsidiaries (collectively, “Elevance”), on the one hand, and any of the Debtors, on the other hand, for the provision of non-emergency transportation services as may be identified by the Debtors and Elevance in writing prior to the Effective Date (collectively, the “Elevance Agreements”) shall be assumed by the Debtors. Notwithstanding anything in the Plan or this Confirmation Order to the contrary and in resolution of the Elevance Cure Objection, all obligations owing to either the Debtors or Elevance under the Elevance Agreements shall pass through and survive assumption, and will be paid in the ordinary course of business under the Elevance Agreements. Nothing in the Plan or this Confirmation Order shall affect the rights of recovery, setoff, or recoupment of Elevance or the Debtors under the Elevance Agreements.

29.    Missouri Department of Revenue. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, to the extent that the priority tax claims of the Missouri Department of Revenue have not been paid in full prior to the Effective Date, such claims will be paid either (a) in full on the Effective Date or (b) in equal monthly installments commencing on the Effective Date and continuing over a period ending not later than sixty (60) months after the Petition Date. Each equal monthly payment shall in addition include interest at the statutory interest rate of 8% per annum from the Effective Date.

30.    Texas Comptroller. Notwithstanding anything else to the contrary in the Plan or this Confirmation Order, the Texas Comptroller of Public Accounts (the “Texas Comptroller”) reserves the following rights: (a) any statutory or common law setoff rights of the Texas Comptroller in accordance with 11 U.S.C. § 553; (b) any rights of the Texas Comptroller to pursue any non-debtor third parties for tax debts or claims; (c) the payment of interest on the Texas Comptroller's Allowed administrative expense tax claims, if any; (d) subject to any applicable limitation in the Bankruptcy Code, to the extent that interest is payable with respect to any Allowed administrative expense, priority or secured tax claim of the Texas Comptroller, payment of the statutory rate of interest pursuant to Texas Tax Code § 111.060; and (e) the Texas Comptroller is not required to file a motion or application for payment of administrative expense claims pursuant to 11 U.S.C. § 503(b)(1)(D). For the avoidance of doubt, the Texas Comptroller’s rights are reserved regarding receiving interest on its Allowed Priority Tax Claims after the Effective Date as required by sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. The Debtors’, Reorganized Debtors’, and Texas Comptroller’s rights and defenses under Texas state law and the Bankruptcy Code with respect to the foregoing are fully preserved. Nothing contained in the Plan or this Confirmation Order will be deemed to be a waiver or relinquishment of, or otherwise affect, any rights, claims, causes of action, rights of setoff or recoupment, rights to appeal tax assessments, or other legal or equitable defenses that any Debtor, Reorganized Debtor, or non-Debtor third party has under non-bankruptcy law in connection with any claim, liability or cause of action of the Texas Comptroller.

31.    Texas Taxing Authorities. The Texas Taxing Authorities4 assert that they are Holders of Claims for ad valorem taxes for tax year 2025 (the “Texas Taxing Authority Claims”). Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Debtors or Reorganized Debtors shall pay the Texas Taxing Authority Claims in the ordinary course of business on the later of (a) prior to the date the Texas Taxing Authority Claims become due pursuant to the Texas Tax Code (subject to any applicable extensions, grace periods, or similar rights under the Texas Tax Code) and (b) the Effective Date (or as soon as reasonably practicable thereafter). To the extent the Texas Tax Code provides for interest and/or penalties with respect to any portion of the Texas Taxing Authority Claims, nothing in the Plan or this Confirmation Order prevents the inclusion of such interest and/or penalties in the Texas Taxing Authority Claims, and the Debtors’ and Reorganized Debtors’ defenses and rights to object to such Claims or to the inclusion of such interest or penalties in such Claims on any grounds are fully reserved and preserved. The Texas Taxing Authorities shall retain the liens (if any) that secure any Texas Taxing Authority Claims, in their pre-petition priority (to the extent the Texas Taxing Authorities’ liens are valid, senior, perfected, binding, enforceable and non-avoidable), until the taxes due under this Confirmation Order are fully paid. All rights and defenses of the Debtors and the Reorganized Debtors under applicable law are reserved and preserved with respect to such Texas Taxing Authority Claims.

[4]

“Texas Taxing Authorities” are defined to include all ad valorem taxing jurisdictions represented by Perdue Brandon Fielder Collins & Mott LLP, McCreary Veselka Bragg & Allen, P.C., and Linebarger Goggan Blair & Sampson LLP, in connection with the Chapter 11 Cases, including but not limited to the Taxing Districts Collected by Randall County, Taxing Districts Collected by Potter County, Childress County Appraisal District, Gray County Tax Office, Hale County Appraisal District, Hutchinson County, Lubbock Central Appraisal District, Midland County, San Jacinto Community College District, City of Houston, Alief Independent School District, Humble Independent School District, Klein Independent School District, La Porte Independent School District, Pasadena Independent School District, Spring Independent School District, Spring Branch Independent School District, Tomball Independent School District, Brazoria County, Brownsville Independent School District, Frisco ISD, Plano ISD, Wichita County, Dimmit County, Montgomery County Municipal Utility District # 60, Montgomery County Municipal Utility District # 95, Montgomery County Municipal Utility District #119, Magnolia Independent School District, The Woodlands Metro Center Mud, Willis Independent School District, The Woodlands Road Utility District # 1, Central Appraisal District of Taylor County, Reeves County Tax District, The County of Hays, Texas, County of Erath, The County of Denton, Texas, The County of Comal, Texas, Burnet Central Appraisal District, The County of Brazos, Texas, San Marcos CISD, Hays CISD, McLennan County, City of McAllen, Hidalgo County, Cameron County, Nueces County, City of Frisco, Gregg County, Tom Green CAD, Navarro County, City of Allen, Grayson County, Smith County, Stephenville ISD, Lewisville ISD, Allen ISD, Ellis County, City of Stephenville, Parker CAD, Tarrant County, Dallas County, Harris County ESD #09, Houston ISD, City of Houston, Harris County ESD #07, Harris County ESD #11, Harris County ESD #16; Galveston County, Houston Community College System, Fort Bend County, Texas City ISD, Lone Star College System, Cypress-Fairbanks ISD, Jefferson County, Montgomery County, Katy ISD, Bexar County, City of El Paso.

32.    The United States. Nothing in this Confirmation Order or the Plan shall effect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against any party or person, nor shall anything in this Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any claim, suit, action, or other proceedings against any party or person for any liability of such persons whatever, including without limitation any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against such persons, nor shall anything in this Confirmation Order or the Plan exculpate any party or person from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against any party or person.

VII.       Treatment of Executory Contracts and Unexpired Leases

33.    The Debtors have exercised sound business judgment in determining whether to reject, assume, or assume and assign each of their Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, Article VIII of the Plan, and as set forth in the Plan Supplement. Except as set forth herein and/or in separate orders entered by the Court relating to the assumption of Executory Contracts or Unexpired Leases, the Debtors have cured or provided adequate assurance that the Debtors will cure defaults (if any) under or relating to each Executory Contract or Unexpired Lease assumed under the Plan and, for each Executory Contract or Unexpired Lease being assigned under the Plan (if any), such assignee has provided adequate assurance of future performance as required under section 365(f)(2)(B) of the Bankruptcy Code.

34.    Assumption (or assumption and assignment) of the Executory Contracts and Unexpired Leases as set forth in Section 8.1(a) of the Plan is hereby authorized. Rejection of the Executory Contracts and Unexpired Leases as set forth in Section 8.1(b) of the Plan and in the Plan Supplement is hereby authorized. Unless an Executory Contract or Unexpired Lease: (a) was previously assumed, assumed and assigned, or rejected by the Debtors by prior order of this Court; (b) is the subject of a motion to reject filed by the Debtors that is pending on the Effective Date; (c) is identified as rejected in the Plan Supplement; (d) is rejected by the Debtors or terminated pursuant to the terms of the Plan, effective as of the Effective Date; or (e) is the subject of a pending Assumption Dispute, such Executory Contract or Unexpired Lease shall be deemed to have been assumed by the applicable Reorganized Debtor, in each case consistent with the Definitive Documents, including the Restructuring Transactions.

35.    Unless a party to an Executory Contract or Unexpired Lease being assumed (or assumed and assigned) under the Plan has timely objected to the assumption or assumption and assignment of such Executory Contract or Unexpired Lease and/or the Proposed Cure, the Debtors shall pay such Proposed Cure in accordance with the terms of the Plan and the assumption (or assumption and assignment) of any Executory Contract or Unexpired Lease, pursuant to the Plan or otherwise, shall result in the full release, discharge and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption and/or assignment and the counterparty to such Executory Contract or Unexpired Lease shall be deemed to have consented to such assumption or assumption and assignment.

36.    Notwithstanding anything to the contrary in the Plan, in the event of an Assumption Dispute regarding the amount and timing of any Proposed Cure, the Reorganized Debtors and applicable non-Debtor parties shall promptly confer after the Effective Date to attempt to resolve any such dispute consensually without further order of this Court. Notwithstanding anything to the contrary in the Plan, in the event such Assumption Dispute cannot be resolved consensually by the applicable parties, then the Reorganized Debtors shall, within thirty (30) days after the Effective Date, file a notice of dispute with the Court (and promptly serve such notice on the applicable counter-party) and such dispute shall be set for a status conference at the next scheduled omnibus hearing in the Chapter 11 Cases, with subsequent evidentiary hearings to be established by the Court as and if necessary. The payments, if any, or other actions, if any, that the Court determines the Reorganized Debtors are required to pay or otherwise perform to assume the applicable Executory Contract or Unexpired Lease pursuant to section 365(b)(1) of the Bankruptcy Code shall be promptly paid or undertaken as required by Final Order resolving the applicable dispute. If an objection to the proposed cure amount is sustained by Final Order of this Court, the Reorganized Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it by filing written notice thereof with this Court, and serving such notice on the applicable counter-party, within ten (10) days of the entry of such Final Order.

VI.     Standing Motions

37.    The Standing Motions are denied in their entirety for the reasons set forth by the Court on record at the Confirmation Hearing. The Court may further supplement its bench decisions on the Standing Motions with a written opinion.

VIII.         Miscellaneous

38.    Any objections to Claims shall be Filed by no later than the Claims Objection Deadline; provided that nothing contained herein or in the Plan shall limit the Reorganized Debtors’ right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Debtors or the Reorganized Debtors shall continue to have the right to amend any Claims objections or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed.

39.    The Plan shall not become effective unless and until all conditions set forth in Section 9.1 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.

40.    Pursuant to the Court’s ruling on the record, the fourteen (14) day stay of this Confirmation Order imposed under Bankruptcy Rule 3020(e), is modified and the stay is in place through December 16, 2025, and is thereafter waived, and the Debtors are hereby authorized to consummate the Plan and the transactions contemplated thereby immediately upon expiration of the modified stay on December 17, 2025, subject to the satisfaction or waiver of the conditions set forth in Article IX of the Plan. This Confirmation Order is a Final Order and the period in which an appeal thereof must be filed shall commence upon its entry.

41.    The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

42.    To the extent of any inconsistency between this Confirmation Order and the Plan, the terms and conditions of this Confirmation Order shall govern.

Dated: __________________, 2025
Houston, Texas

THE HONORABLE ALFREDO R. PEREZ UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

Exhibit B

Form of Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

X

In re: MODIVCARE INC., et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 25-90309 (Jointly Administered)
X

NOTICE OF (I) ENTRY OF ORDER CONFIRMING

SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF MODIVCARE INC. AND ITS DEBTOR AFFILIATES, (II) OCCURRENCE

OF SUCH PLAN’S EFFECTIVE DATE, AND (III) RELATED DEADLINES WITH

RESPECT TO ADMINISTRATIVE EXPENSE AND REJECTION DAMAGE CLAIMS

THE LEGAL PROCEEDINGS AND TRANSACTIONS DESCRIBED IN THIS NOTICE (THIS “NOTICE”) MAY AFFECT YOUR RIGHTS. PLEASE READ THE BELOW CAREFULLY AND TAKE NOTICE THAT:

On December 5, 2025, ModivCare Inc. and its debtor affiliates (collectively, the “Debtors” or the “Reorganized Debtors”, as applicable) filed the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 959] (together with the Plan Supplement, in each case as amended, modified, or supplemented from time to time, the “Plan”).2

The United States Bankruptcy Court for the Southern District of Texas (the “Court”) held a hearing to consider confirmation of the Plan which commenced on December 8, 2025, and concluded on [ ● ]. On [ ● ], the Court entered the Order (I) Confirming the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates and (II) Denying Motions of Official Committee of Unsecured Creditors for Leave, Derivative Standing, and Authority to Commence and Prosecute Certain Causes of Action on Behalf of Debtors’ Estates [Docket No. [ ● ]] (the “Confirmation Order”). Pursuant to its terms, the Plan was substantially consummated and became effective on [●] (the “Plan Effective Date”).

[1]

A complete list of each of the Debtors in the these chapter 11 cases (the “Chapter 11 Cases”) and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ claims and noticing agent at https://www.veritaglobal.net/ModivCare. Debtor ModivCare Inc.’s principal place of business and the Debtors’ service address in the Chapter 11 Cases is 6900 E. Layton Avenue, Suite 1100 & 1200, Denver, Colorado 80237.

[2]	Capitalized terms used in this Notice but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Deadlines for Filing Administrative Claims and Contract Rejection Claims

On [ ● ], at [ ● ] p.m. (Prevailing Central Time) (the “Administrative Claims Bar Date”) was established by the Court as the deadline by which holders of Administrative Claims must file proofs of administrative claim against the Reorganized Debtors. The proof of administrative claim form (the “Proof of Administrative Claim Form”) is available free of charge on the website of the Reorganized Debtors’ claims and noticing agent Kurtzman Carson Consultants, LLC (d/b/a Verita Global) (the “Claims and Noticing Agent”): https://epoc.veritaglobal.net/TACOU.ASPX?epoc=modivcare (the “Restructuring Website”).

Holders of the following Administrative Claims are not required to file a Proof of Administrative Claim on or before the Administrative Claims Bar Date solely with respect to such Administrative Claim: (i) an Administrative Claim against the Reorganized Debtors for which a signed proof of administrative claim has already been properly filed with the Clerk of the Court or the Claims and Noticing Agent in a form substantially similar to the Proof of Administrative Claim Form; (ii) an Administrative Claim that has been previously allowed, and/or paid in full by the Debtors, in accordance with the Bankruptcy Code or an order of the Court, (iii) an Administrative Claim that constitutes a Professional Fee Claim, and (iv) any claim of any “governmental unit,” as that term is defined under the Bankruptcy Code, under section 503(b)(1)(D) of the Bankruptcy Code (collectively, the “Excluded Administrative Claims”).

On [ ● ], at [ ● ] p.m. (Prevailing Central Time) (the “Contract Rejection Claims Bar Date” and together with the Administrative Claims Bar Date, the “Applicable Bar Date”) was established by the Court as the deadline by which Holders of Claims arising from rejection of Executory Contracts or Unexpired Leases must file proofs of claim against the Debtors (the “Contract Rejection Claims”). The proof of claim form is available free of charge on the Restructuring Website. A separate rejection notice will be sent to all known non-Debtor contract counterparties to such rejected contracts and leases with a proof of claim form (the “Proof of Contract Rejection Claim Form” and together with the Proof of Administrative Claim Form, the “Applicable Forms”). Contract Rejection Claims will be treated as Class 4 General Unsecured Claims.

All Holders of Administrative Claims (other than Excluded Administrative Claims) and Contract Rejection Claims must submit (by overnight mail, courier service, hand delivery, regular mail or in person) an original, written Proof of Administrative Claim Form or Proof of Contract Rejection Claim Form, as applicable, so as to be actually received by the Claims and Noticing Agent, by no later than [ ● ] p.m. (Prevailing Central Time) on or before [ ● ], via electronic submission on the following webpage of the Restructuring Website: https://epoc.veritaglobal.net/TACOU.ASPX?epoc=modivcare, or, alternatively, at the following address:

ModivCare Inc.

c/o Verita Ballot Processing Center

222 N. Pacific Coast Highway, Suite 300

El Segundo, CA 90245

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The Applicable Forms will be deemed timely filed only if actually received by the Claims and Noticing Agent on or before the Applicable Bar Date. The Applicable Forms may not be delivered by facsimile, telecopy, or e-mail transmission. Any facsimile, telecopy, or electronic mail submissions will not be accepted and will not be deemed filed until the Applicable Form is submitted to the Claims and Noticing Agent by overnight mail, courier service, hand delivery, regular mail, in person or electronically through the Claims and Noticing Agent’s website.

Parties wishing to receive acknowledgment that their Applicable Forms were received by the Claims and Noticing Agent must submit (i) a copy of the Applicable Form and (ii) a self-addressed, stamped envelope (in addition to the original Applicable Form sent to the Claims and Noticing Agent).

To be valid, your Applicable Form MUST be (i) signed by the applicable Holder of the Administrative Claim or Contract Rejection Claim, as applicable; (ii) written in the English language; (iii) denominated in lawful currency of the United States; and (iv) submitted with copies of any supporting documentation or an explanation of why any such documentation is not available.

Any Holder of an Administrative Claim or Contract Rejection Claim, as applicable, who is required, but fails, to file the Applicable Form with the Claims and Noticing Agent on or before the Applicable Bar Date shall be forever barred, estopped and enjoined from asserting such claim against the Debtors or the Reorganized Debtors, and the Debtors’ and the Reorganized Debtors’ property shall be forever discharged from any and all indebtedness or liability with respect to such claim.

The Plan and the Confirmation Order may be viewed for free on the Restructuring Website, or for a fee on the Court’s website at http://www.txs.uscourts.gov/page/bankruptcy-court.

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Dated: [●]	Respectfully submitted,
Houston, Texas
/s/

HUNTON ANDREWS KURTH LLP

Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)

Catherine A. Rankin (Texas Bar No. 24109810)

Brandon Bell (Texas Bar No. 24127019)

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4200

Email: taddavidson@hunton.com

            catherinerankin@hunton.com

            bbell@hunton.com

-and-

LATHAM & WATKINS LLP

Ray C. Schrock (NY Bar No. 4860631)

Keith A. Simon (NY Bar No. 4636007)

George Klidonas (NY Bar No. 4549432)

Jonathan J. Weichselbaum (NY Bar No. 5676143)

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email: ray.schrock@lw.com

            keith.simon@lw.com

 george.klidonas@lw.com

 jon.weichselbaum@lw.com

Attorneys for the Reorganized Debtors

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